Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Ionetix Corporation:

We hereby consent to the inclusion of our report dated February 4, 2026, in the Amendment No. 2 to the Registration Statement on Form S-1/A (“Registration Statement”) of Ionetix Corporation (“the Company”), with respect to our audit of the JDEV Acquisition Corp.’s financial statements as of December 31, 2025 and for the period from November 26, 2025 (inception) to December 31, 2025, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

November 10, 2026